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                                                                    Exhibit 99.1

     Fifth Third Bancorp has developed the document attached as Exhibit 99.1 containing a general trend overview of Fifth Third's objectives, financial condition and results of operations for the first quarter of 2003.

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                         Management Discussion of Trends

In general, business trends and competitive positioning remain good in our affiliate markets despite a difficult operating environment. Overall business activity within Fifth Third's consumer and commercial midwestern customer base appears to evidence the uncertainty prevalent in the economy and the corresponding impacts on investment decisions and market rates of interest.

Service Income

Management expects growth trends in service income categories to be mixed. Specifically, by major category:

Electronic Payment Processing

Fifth Third believes that recent year-over-year growth rates approximating 20-25 percent are sustainable in the near term despite slowing transaction volume growth rates on the existing customer base. Increases in merchant revenue from the year ago first quarter are more indicative of continued momentum in attracting new significant relationships than prior periods. First quarter Electronic Payment Processing revenues are expected to decline modestly from last quarter due to the significant seasonal increases in transaction volumes typically seen in the fourth quarter.

Investment Advisory

Management expects first quarter investment advisory revenues to be essentially flat to last year despite the challenges of a more difficult market on the strength of continued growth in non-market sensitive businesses.

Other Services

Retail and Commercial deposit account service revenues are expected to produce high-teen percent year-over-year growth rates as Fifth Third has continued to generate new accounts in all of our markets and commercial service charges continue to benefit from a low rate environment.

Mortgage banking revenues are expected to remain essentially flat to last quarter with increased refinancing activity offset by increased prepayment speeds and corresponding impairment to be recognized on the mortgage servicing rights portfolio.

Expenses

Operating expenses are expected to increase modestly from the fourth quarter of 2002. Operating expenses are expected to remain at recent slightly elevated levels in the first half of 2003 with the increased costs associated with business activity, employee benefit expenses and ongoing third-party operational reviews.

Balance Sheet Trends and Net Interest Income

Management expects low double-digit year-over-year percentage growth in net interest income over last year's first quarter. The first quarter net interest margin is expected to remain stable to last quarter with margin trends in future periods dependent upon the magnitude of loan demand and the path of interest rates in the overall economy. Other balance sheet trends:

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..    On an annualized basis from fourth quarter levels, period end loans and leases, excluding held-for-sale, are expected to post mid-single digit percentage growth. Average total loans and leases and average total earning assets are expected to post high-teen percentage growth over last year's first quarter. First quarter 2003 trends are expected to be characterized by strength in commercial loan demand similar to recent quarters with moderate slowing in the level of consumer loan demand.

..    Fifth Third plans to continue its efforts to strengthen the balance sheet and improve liquidity through the sale of certain interest-sensitive assets. Late in March, Fifth Third expects to sell approximately $350 million in residential mortgage loans. Average loan and lease balances should not be materially affected given the anticipated transaction date.

..    Trends in the mix of deposits during 2002 will result in strong year-over-year transaction deposit growth rates with sequential quarter annualized growth rates moderating from recent historically strong levels.

..    Lower overall funding costs on a year-over-year basis due to lower interest rates in all categories.

..    Fifth Third's deposit pricing, though lowered in recent periods, remains highly competitive with financial market conditions.

..    Upon adoption of the new FASB Interpretation No. 46 "Consolidation of
     Variable Interest Entities," Fifth Third expects to consolidate, no later than July 1, 2003, a special purpose entity involved in certain auto lease sale-leaseback transactions occurring prior to December 31, 2001, as Fifth Third will be deemed the primary beneficiary under the provisions of this new interpretation.

Credit Quality

With the general difficulty of the environment and conflicting asset quality trends similar to those seen in the fourth quarter of 2002, Fifth Third is realistic about the difficulty in precisely estimating credit quality metrics. Fifth Third's long history of low exposure limits, avoidance of national or sub-prime lending businesses, centralized credit risk management, and diversified portfolio position us well to effectively weather cycles and reduce the likelihood of significant unexpected losses.

..    First quarter net charge-offs are expected to increase modestly from the fourth quarter of 2002 with the net charge-off ratio in the range of 50-55 bp.

..    The amount of nonperforming assets as a percentage of loans and leases is expected to improve modestly in the first quarter from last quarter's 59 bp. Nonperforming loans and leases are expected to remain relatively stable at approximately $250 million in total.

Other Events

..    Fifth Third will report first quarter earnings on April 15, 2003 prior to the market opening and will again host a conference call to be held the morning of the release.

..    Management expects a formal agreement resulting from the recently completed regulatory examination performed by the Federal Reserve Bank of Cleveland and the Ohio Department of Commerce, Division of Financial Institutions before the end of the first quarter of 2003.


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This document contains forward-looking statements about Fifth Third Bancorp which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which Fifth Third does business, are less favorable than expected; (5) legislative or regulatory changes adversely affect the businesses in which Fifth Third is engaged; (6) changes in the securities markets. Further information on other factors which could affect the financial results of Fifth Third are included in Fifth Third's filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov and/or from Fifth Third.